Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts


Nuveen Investment Trust
333-03715, 811-07619


We hereby incorporate by reference the the form of new Sub-Advisory Agreements filed in Proxy materials in the SEC filing on May 12, 2008, under Conformed Submission Type DEF 14A, accession numbers 0000950137-08-007271, 0000950137-08-
007272 and 0000950137-08-007273.